Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES SECOND QUARTER 2018 EARNINGS

•	Net income of $9.7 million, 2% above first quarter 2018 and 17% above second quarter 2017
•	Net income of $19.3 million for first six months of 2018, 33% higher than the comparable 2017 period
•	Earnings per diluted common share of $0.98 and $1.93 for the three and six months ended June 30
•	Annualized return on average assets of 1.28% and 1.31% for the three and six months ended June 30
•	Loan growth of $28 million or 5% annualized over March 31, 2018, and up $41 million since year end 2017

Green Bay, Wisconsin, July 17, 2018 – Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced second quarter 2018 net income of $9.7 million and earnings per diluted common share of $0.98, compared to $9.6 million and $0.94 for first quarter 2018, and $8.3 million and $0.83 for second quarter 2017, respectively. Annualized quarterly return on average assets was 1.28%, 1.34% and 1.27%, for second quarter 2018, first quarter 2018 and second quarter 2017, respectively.

Net income for the six months ended June 30, 2018 was $19.3 million, 33% higher than $14.5 million for the first half of 2017, and earnings per diluted common share was $1.93, 26% higher than $1.53 for the comparable period a year ago. Annualized return on average assets for the first six months of 2018 and 2017 was 1.31% and 1.19%, respectively.

“Net income has exceeded $9 million for four consecutive quarters, following our last bank acquisition consummated in April 2017,” said Bob Atwell, Chairman and CEO of Nicolet. “Our performance is the result of momentum in fulfilling customer needs with quality service and participation in our communities.”

“The Federal Reserve has raised rates six times over the past seven quarters. Hence, our net interest margin has had downward pressure, mostly from our cost of funds which was 0.91% for second quarter 2018 compared to 0.53% a year ago,” Atwell said. “Our loan growth trajectory, however, remains positive especially in commercial loans. We are realizing yield lift from new, renewed, and variable rate loans commensurate with the rising rate environment.”

“We are making solid progress on our 2018 goal to continue strong loan growth, deposits and wealth management revenues, in a cost-effective, profitable manner to sustain a healthy return on average assets for our shareholders,” said Atwell.

At June 30, 2018, assets were $2.9 billion and deposits were $2.5 billion, both decreasing $0.3 billion from March 31, 2018, attributable to a $0.3 billion short-term transactional deposit of a long-standing commercial customer accepted in late March and distributed by mid-June. At June 30, 2018, loans were $2.1 billion, up 1% over March 31, 2018, or 5% annualized.

The interest-earning asset yield, cost of funds and net interest margin for the second quarter of 2018 was 4.46%, 0.91% and 3.77%, respectively, down from the first quarter of 4.81%, 0.82% and 4.20%. The large deposit noted above was a positive contributor to net interest income though at a very low net spread, compressing the related margin components for the second quarter of 2018. The inclusion of the large deposit lowered the earning asset yield and net interest margin by approximately 20 basis points each in the quarter and lowered the reported cost of funds by approximately 2 basis points. For the first six months of 2018, the interest-earning asset yield, cost of funds and net interest margin was 4.63%, 0.87% and 3.98%, respectively; however, excluding the large deposit the earning asset yield and net interest margin would have been 11 basis points and 12 basis points higher, respectively.

Pre-tax income was up $0.5 million between the linked quarters, with reductions in net interest income more than offset by strong mortgage and wealth revenue, net gains, and lower expenses. Net interest income decreased $1.1 million from first quarter 2018, driven by an $0.8 million increase in interest expense (mostly due to rising rates on deposits and higher volume associated with the large deposit). Interest income declined by $0.2 million between the linked quarters as a result of $2 million lower aggregate discount income on purchased loans (attributable to a single favorably resolved credit relationship in the first quarter), nearly offset by otherwise improving interest income from positive rate and volume variances. Between the linked quarters, noninterest income increased $1.4 million or 16%, most notably due to higher net asset gains (up $0.8 million), net mortgage income (up $0.4 million) and wealth revenue (up $0.2 million). Noninterest expense decreased $0.2 million or 1% from first quarter 2018, as a $0.2 million increase in personnel expense was more than offset by a $0.3 million decrease in occupancy.

Pre-tax income for the first six months of 2018 increased $3.5 million over the comparable period last year. Net interest income increased $6.8 million, with interest income up $11.4 million on strong loan growth while interest expense increased $4.5 million due to rising rates on a larger deposit base. Noninterest income grew $3.2 million or 20%, with all categories up year-over-year. Noninterest expense increased $6.5 million or 17%, partly due to the expanded workforce and larger operating base, but also from higher overall costs.

Nonperforming assets declined to $12 million, representing 0.41% of total assets at June 30, 2018, minimally changed from 0.40% at March 31, 2018 and down favorably from 0.66% at June 30, 2017. For second quarter 2018, the provision for loan losses was $0.5 million compared to net charge-offs of $0.4 million. The allowance for loan losses increased to $12.9 million, representing 0.60% of total loans at June 30, 2018, down slightly from 0.61% of total loans at March 31, 2018.

Total capital was $371 million at June 30, 2018, an increase of $7 million from March 31, 2018, with second quarter earnings and stock issuances partially offset by stock repurchases and net fair value investment changes. The tangible equity to tangible asset ratio was 8.74% at June 30, 2018, whereas the March 31, 2018 ratio of 7.65% was affected by the large deposit.

During second quarter 2018, we utilized $4.5 million to repurchase and cancel approximately 81,900 shares of our common stock pursuant to our common stock repurchase program, bringing the life-to-date cumulative totals to 933,700 shares repurchased for $36.6 million. As of June 30, 2018, there remained $5.4 million authorized under the repurchase program to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

Today, our board authorized an increase to the program of $12 million for up to 200,000 additional shares. As a result, the remaining authorization of $17.4 million represents 4.7% of June 30 total common equity and based on the recent trading price range could repurchase approximately 3% of outstanding shares as of June 30.

The timing of Nicolet’s April 2017 First Menasha Bancshares, Inc. (“First Menasha”) acquisition, at approximately 20% of pre-merger assets at the time of acquisition, impacts financial comparisons to 2017 periods. Certain income statement results, average balances and related ratios for 2018 include the full contribution of First Menasha operations, versus two months of contribution of First Menasha in the comparable three and six month periods of 2017. Quarterly results included non-recurring other direct merger and integration pre-tax expenses of $0.2 million and $0.3 million in the first and second quarters of 2017, respectively.

About Nicolet Bankshares, Inc.

Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe,” “prospects” or other words of similar meaning, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, the interpretations and impact of the recently enacted tax legislation, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Nicolet Bankshares, Inc.

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended					At or for the Six Months Ended
(In thousands, except per share data)	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	6/30/2018	6/30/2017
Results of operations:
Interest income	$30,545	$30,785	$29,836	$29,454	$26,880	$61,330	$49,963
Interest expense	4,742	3,911	3,329	3,063	2,353	8,653	4,119
Net interest income	25,803	26,874	26,507	26,391	24,527	52,677	45,844
Provision for loan losses	510	510	450	975	450	1,020	900
Net interest income after provision for loan losses	25,293	26,364	26,057	25,416	24,077	51,657	44,944
Noninterest income	10,239	8,824	8,621	10,164	9,085	19,063	15,854
Noninterest expense	22,451	22,642	21,858	20,862	20,313	45,093	38,636
Income before income tax expense	13,081	12,546	12,820	14,718	12,849	25,627	22,162
Income tax expense	3,255	2,908	3,662	5,133	4,440	6,163	7,472
Net income	9,826	9,638	9,158	9,585	8,409	19,464	14,690
Net income attributable to noncontrolling interest	89	61	55	74	81	150	154
Net income attributable to Nicolet Bankshares, Inc.	$9,737	$9,577	$9,103	$9,511	$8,328	$19,314	$14,536

Earnings per common share:
Basic	$1.01	$0.98	$0.93	$0.97	$0.88	$1.99	$1.61
Diluted	$0.98	$0.94	$0.88	$0.91	$0.83	$1.93	$1.53

Common Shares:
Basic weighted average	9,639	9,765	9,805	9,837	9,516	9,702	9,053
Diluted weighted average	9,970	10,225	10,368	10,409	9,992	10,032	9,521
Outstanding	9,643	9,699	9,818	9,799	9,863	9,643	9,863

Noninterest Income/Noninterest Expense:
Trust services fee income	$1,671	$1,606	$1,600	$1,479	$1,485	$3,277	$2,952
Brokerage fee income	1,738	1,604	1,544	1,500	1,433	3,342	2,692
Mortgage income, net	1,528	1,080	1,339	1,774	1,406	2,608	2,248
Service charges on deposit accounts	1,200	1,190	1,237	1,238	1,121	2,390	2,129
Card interchange income	1,358	1,243	1,268	1,225	1,173	2,601	2,153
Other noninterest income	1,772	1,897	1,675	1,643	1,695	3,669	2,914
Noninterest income without net gains	$9,267	$8,620	$8,663	$8,859	$8,313	$17,887	$15,088
Gain (loss) on sale, disposal or write-down of assets, net	972	204	(42)	1,305	772	1,176	766
Total noninterest income	$10,239	$8,824	$8,621	$10,164	$9,085	$19,063	$15,854

Personnel expense	$12,674	$12,492	$12,054	$11,488	$10,983	$25,166	$20,916
Occupancy, equipment and office	3,454	3,787	3,695	3,559	3,223	7,241	6,054
Business development and marketing	1,463	1,342	1,341	1,113	1,317	2,805	2,246
Data processing	2,399	2,320	2,287	2,238	2,207	4,719	4,190
FDIC assessments	282	273	205	205	145	555	377
Intangibles amortization	1,100	1,182	1,181	1,173	1,178	2,282	2,341
Other noninterest expense	1,079	1,246	1,095	1,086	1,260	2,325	2,512
Total noninterest expense	$22,451	$22,642	$21,858	$20,862	$20,313	$45,093	$38,636

Period-End Balances:
Loans	$2,128,624	$2,100,597	$2,087,925	$2,051,122	$2,009,964	$2,128,624	$2,009,964
Allowance for loan losses	12,875	12,765	12,653	12,610	12,591	12,875	12,591
Investment securities available-for-sale, at fair value	401,975	401,130	405,153	408,217	418,286	401,975	418,286
Goodwill and other intangibles, net	126,124	127,224	128,406	129,588	128,871	126,124	128,871
Total assets	2,922,151	3,223,935	2,932,433	2,845,730	2,825,917	2,922,151	2,825,917
Deposits	2,455,536	2,765,090	2,471,064	2,366,951	2,389,971	2,455,536	2,389,971
Stockholders’ equity	370,584	363,988	364,178	360,426	352,384	370,584	352,384
Book value per common share	38.43	37.53	37.09	36.78	35.73	38.43	35.73
Tangible book value per common share	25.35	24.41	24.01	23.56	22.66	25.35	22.66

Average Balances:
Loans	$2,117,828	$2,114,345	$2,066,974	$2,035,277	$1,888,320	$2,116,096	$1,744,808
Interest-earning assets	2,742,976	2,584,070	2,531,066	2,505,073	2,336,124	2,663,962	2,183,163
Total assets	3,044,466	2,896,533	2,852,400	2,825,542	2,635,925	2,970,908	2,455,384
Deposits	2,583,112	2,436,103	2,385,821	2,377,229	2,214,865	2,510,013	2,072,753
Interest-bearing liabilities	2,084,361	1,925,443	1,835,375	1,854,340	1,779,366	2,005,341	1,653,770
Goodwill and other intangibles, net	126,646	127,801	128,980	129,158	115,698	127,220	101,599
Stockholders’ equity	364,988	366,002	361,455	358,227	329,201	365,492	304,830

	At or for the Three Months Ended					At or for the Six Months Ended
(In thousands, except per share data)	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017	6/30/2018	6/30/2017
Financial Ratios*:
Return on average assets	1.28%	1.34%	1.27%	1.34%	1.27%	1.31%	1.19%
Return on average common equity	10.70	10.61	9.99	10.53	10.15	10.66	9.62
Return on average tangible common equity	16.39	16.31	15.53	16.47	15.64	16.35	14.42
Average equity to average assets	11.99	12.64	12.67	12.68	12.49	12.30	12.41
Stockholders’ equity to assets	12.68	11.29	12.42	12.67	12.47	12.68	12.47
Tangible equity to tangible assets	8.74	7.65	8.41	8.50	8.29	8.74	8.29
Loan yield	5.10	5.39	5.23	5.29	5.20	5.25	5.25
Earning asset yield	4.46	4.81	4.73	4.72	4.67	4.63	4.67
Cost of funds	0.91	0.82	0.72	0.65	0.53	0.87	0.50
Net interest margin	3.77	4.20	4.21	4.24	4.27	3.98	4.29
Net loan charge-offs to average loans	0.08	0.08	0.08	0.19	0.01	0.08	0.01
Nonperforming loans to total loans	0.51	0.56	0.63	0.70	0.84	0.51	0.84
Nonperforming assets to total assets	0.41	0.40	0.49	0.55	0.66	0.41	0.66
Allowance for loan losses to loans	0.60	0.61	0.61	0.61	0.63	0.60	0.63
Effective tax rate	24.88	23.18	28.56	34.88	34.56	24.05	33.72

Selected Items:
Interest income from resolving PCI loans (rounded)	$100	$1,500	$2,100	$2,100	$1,600	$1,600	$3,800
Tax-equivalent adjustment on net interest income	289	298	584	594	604	587	1,191
Tax expense (benefit) on stock-based compensation	-	(159)	(1,678)	(15)	(64)	(159)	(161)
Tax expense (benefit) of tax reform items	-	-	896	-	-	-	-

*Income statement-related ratios for partial-year periods are annualized.